UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT of 1934

Date of report (Date of earliest event reported): February 17, 2021

Commission File Number 000-22496

SCHNITZER STEEL INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)

Oregon	93-0341923
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

299 SW Clay Street, Suite 350, Portland, Oregon	97201
(Address of principal executive offices)	(Zip Code)

(503) 224-9900

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)s

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, $1.00 par value	SCHN	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously disclosed, Schnitzer Steel Industries, Inc. (the “Company”) announced that Jeffrey Dyck would be retiring from his position as the Company’s Senior Vice President and Co-President, Cascade Steel and Scrap, effective September 1, 2020, and that Mr. Dyck would continue to serve in an advisory capacity with the Company.  On February 17, 2021, the Company and Mr. Dyck entered into a separation agreement (the “Separation Agreement”). Under the Separation Agreement, the Company has agreed to provide Mr. Dyck with severance amounting to the continuation of Mr. Dyck’s base salary payable in bi-weekly installments for an 18-month period following February 12, 2021, his last day of employment (the “Severance Period”), along with approximately $42,000 in Company-paid COBRA continuation coverage. Mr. Dyck’s equity awards will vest and be settled in accordance with their existing terms.

The Separation Agreement also contains a release of claims against the Company, with customary confidentiality and cooperation covenants, and includes covenants relating to non-competition and non-solicitation during the Severance Period.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SCHNITZER STEEL INDUSTRIES, INC. (Registrant)

Dated: February 23, 2021	By:	/s/ Peter B. Saba
Name: Peter B. Saba
Title: Sr. V.P., General Counsel and Corporate Secretary